FOR IMMEDIATE RELEASE
CONTACT:
Thomas R. Quinn, Jr.
President & Chief Executive Officer
77 East King St.
Shippensburg, PA  17257
717.530.2602

Orrstown Bank Announces Retirement of John S. Ward,
Addition of Eric A. Segal to Board of Directors

Shippensburg, PA (August 22, 2013) Orrstown Bank (the “Bank”) announced today the retirement of Board member John S. Ward, who served the Company and Bank with distinction since 1999.  Following Mr. Ward’s retirement on August 22, 2013, he will continue to serve the organization as a Director Emeritus. Eric A. Segal has joined the Board of Directors of Orrstown Bank and Orrstown Financial Services, Inc. (the “Company”) effective August 22, 2013,  filling the vacancy created by the retirement of Mr. Ward.

Mr. Segal has more than 25 years experience in senior financial management positions and currently serves as a partner at CFO Consulting Partners, LLC.  During his five year tenure there he has held significant assignments with community banks throughout the northeast, frequently focusing his financial expertise on corporate governance matters, the drafting of policies and procedures, and working with Boards of Directors and their respective regulatory agencies.  Prior to joining CFO Consulting Partners, LLC, Mr. Segal spent 17 years with American Express and Ameriprise Financial in roles of increasing responsibility.  He has served as Chief Financial Officer for Ameriprise Bank, FSB, head of finance for American Express Consumer Banking Business, and as CFO of the Financial Institutions, Corporate Banking, and Global Investment Products Divisions of American Express Bank, Ltd.  Mr. Segal holds a BA degree from Carnegie-Mellon University and an MBA in finance with distinction from Pace University. He also serves as a member of the New Jersey Bankers Association CFO Committee.

Joel Zullinger, Chairman of the Board, commented, “We are excited about the addition of Eric to the Board of Directors.  His depth and breadth of experience relative to corporate governance matters and his financial expertise at both the community bank level and with larger more complex organizations will be invaluable as the organization executes its strategic plans.  Eric’s unique skill set eminently qualifies him to serve as the Board’s financial expert and to chair the Asset Liability Committee.”

Eric Segal commented, “I have had the opportunity to interact with my predecessor, John Ward, and his business acumen and clear understanding of the issues at hand has been an asset to Orrstown Bank.  Over the past 18 months the Board and Tom Quinn have demonstrated focused execution and made excellent progress against their commitment to position the Company for the future and I am looking forward to contributing to a dynamic organization.”

Jeff Coy, Vice Chairman of the Board, added, “On behalf of the Board of Directors and entire Orrstown Management team I would like to welcome Eric to the Board of Directors and sincerely thank John Ward for his more than thirteen years of exemplary service to the organization and his continued support as a Director Emeritus.”

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

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